EXHIBIT 99.1
For release at 12:00 p.m.
Contacts:
Robert F. Doman, President & CEO — 978-909-2216
Richard Christopher, VP Finance & CFO — 978-909-2211
Chad Rubin, Investor Relations Contact, The Trout Group LLC — 646-378-2947
DUSA Pharmaceuticals Announces
Slate of Nominees for Election to the Board of Directors
New nominees include Paul Hondros, Alfred Altomari and David Wurzer
WILMINGTON, Mass. — May 13, 2010 — DUSA Pharmaceuticals, Inc.® (NASDAQ GM: DUSA), a dermatology company that is developing and marketing Levulan® Photodynamic Therapy (PDT) and other products focused on patients with common skin conditions, today announced that its Annual Meeting of Shareholders will be held on Thursday, July 29, 2010 at 11:00 AM at the Company’s offices at 25 Upton Drive, Wilmington, MA. The Company also reported that it has nominated a slate of directors for election at the annual meeting, namely, Jay M. Haft, Esq., Chairman, Alfred Altomari, David M. Bartash, Alexander W. Casdin, Robert F. Doman, Paul Hondros, Magnus Moliteus and David M. Wurzer. The nomination of David M. Wurzer is being made as a result of the resolution of the Company’s discussions with SRB Greenway Opportunity Fund, (QP), L.P. and SRB Greenway Opportunity Fund, L.P. , and several affiliates (“SRB Funds”). A full copy of the agreement with the SRB Funds dated May 13, 2010 will be filed as an exhibit to the Company’s Form 8-K being filed contemporaneously with this announcement.
“We are excited to propose such a strong slate of directors, which includes several new nominees. We believe their experience, successful track records and demonstrated corporate leadership will greatly benefit the Company and its shareholders,” stated Robert Doman, President and Chief Executive Officer.
Paul Hondros, 61, has over 30 years of investment industry experience and is the current President and Chief Executive Officer of AlphaOne Capital Partners, LLC, and its affiliate companies. Prior to his employment at AlphaOne Capital Partners, LLC which he founded in December of 2008, he was the President and Chief Executive Officer of Gartmore Global Investments and President and Chief Executive Officer of the Gartmore Group, a global asset management company, which oversaw $85 billion in assets. In 1998, he founded Villanova Capital, Inc., which operated until 2003, when it was merged into Gartmore Investment Management plc. From 1990-1997 he was the President and Chief Executive Officer of Fidelity Investments’ Institutional Services Company and also as the President and Chief Executive Officer of its Individual Investors groups. Early in his career, Mr. Hondros worked with SEI Investments, Inc., a global investment management, software, and mutual fund services company, where he began his career as a computer programmer, eventually rising to Executive Vice President of its Financial Services Division. Mr. Hondros is also the Chairman of the Board of Trustees of St. Joseph’s University, from which he earned his bachelor’s degree in history, and where he and Mrs. Hondros recently founded The Kinney Center for Autism Studies.

Alfred Altomari, 51, was Chief Executive Officer of Barrier Therapeutics, Inc. a specialty pharmaceutical company focused in dermatology from April 2008, and a member of the Company’s Board of Directors from January 2008, until the sale of the company to GlaxoSmithKline plc in August 2008. He joined Barrier as Chief Commercial Officer in 2003 and became Chief Operating Officer in 2006. Prior to joining Barrier, he served in numerous executive roles in general management, commercial operations, business development, product launch preparation and finance within Johnson & Johnson from 1982 to 2003, including Vice President/Franchise Head of Ortho-McNeil Pharmaceutical’s Women’s Health Care Franchise. He completed his undergraduate studies at Drexel University earning a Bachelors of Science degree with a dual major in finance and accounting, and subsequently received a Masters in Business Administration from Rider University. Mr. Altomari currently serves as a member of the Board of Directors of Auxilium Pharmaceuticals Inc. and three privately held companies. Mr. Altomari is also currently serving as a member of the advisory board of Le Bow College, the Business School of Drexel University.
David M. Wurzer, 51, has served since November 2009 as the Managing Director, Investments of Connecticut Innovations, the venture capital firm of the State of Connecticut. He served from September 1997 to December 2007 as the Executive Vice President, Treasurer and Chief Financial Officer of CuraGen Corporation, a biopharmaceutical development company, and from February 1994 until September 1997 as the Senior Vice President, Treasurer and Chief Financial Officer of Value Health, Inc. He currently serves as a director of Strategic Diagnostics, Inc. He has a Bachelor of Business Administration degree in Accounting from the University of Notre Dame.
Robert F. Doman remarked, “On behalf of DUSA’s Board and management team I want to sincerely thank Richard Lufkin for his 18 years of dedicated service as a member of the Board, including many years as the Chairman of the Audit Committee.” Doman added, “Similarly, we would like to thank John H. Abeles, M.D. for his more than 15 years of service on the Board of Directors. We greatly appreciate their contributions and unwavering commitment to the Company.” Mr. Lufkin and Dr. Abeles will continue to serve as directors until the 2010 Annual Meeting.
SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES ON BEHALF OF THE COMPANY FOR USE AT THE 2010 ANNUAL MEETING WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE NOMINEES. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE AVAILABLE TO SHAREHOLDERS OF THE COMPANY AT NO CHARGE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE WEBSITE OF THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AT http://www.sec.gov.
About DUSA Pharmaceuticals
DUSA Pharmaceuticals, Inc. is an integrated dermatology pharmaceutical company focused primarily on the development and marketing of its Levulan® Photodynamic Therapy (PDT) technology platform, and complementary dermatology products. Levulan® PDT is currently approved for the treatment of minimally to moderately thick actinic keratoses of the face or scalp. DUSA also markets other dermatology products, including ClindaReach®. DUSA is researching the use of broad area Levulan® PDT to treat AKs and prevent squamous cell carcinomas in immunosuppressed solid organ transplant recipients and is supporting research related to oral leukoplakia in collaboration with the National Institutes of Health (NIH). DUSA is based in Wilmington, Mass. Please visit our web site at www.dusapharma.com.

Except for historical information, this news release contains certain forward-looking statements that represent our current expectations and beliefs concerning future events, and involve certain known and unknown risk and uncertainties. These forward-looking statements relate to beliefs concerning new nominees to our Board of Directors and continuing service of existing Board members. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from future results, performance or achievements expressed or implied by those in the forward-looking statements made in this release. These factors include, without limitation, reliance on third parties and other risks and uncertainties identified in DUSA’s Form 10-K for the year ended December 31, 2009.
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